UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 23, 2005

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

The NCR Corporation (“we” or the “Company”) adopted the NCR Management Incentive Plan for Executive Officers (the “MIP”), a copy of which has been filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996. Each year, the Compensation Committee of the Board of Directors of the Company (the “Committee”) sets the performance measures and weightings and minimum, target and maximum payouts under the MIP. The performance measures and weightings under the MIP for the 2004 fiscal year were described in Item 1.01 of the Company’s Current Report on Form 8-K, dated December 17, 2004.

On February 14, 2005, the Committee approved the 2004 annual bonus awards payable under the MIP for executive officers based on the application of these performance measures and weightings and the achievement of financial objectives against the minimum, target, and maximum objectives approved by the Committee. At this meeting, the Committee also met in executive session to discuss its recommendation for the 2004 MIP award to Mark Hurd, President and Chief Executive Officer of the Company. The Committee recommended that Mr. Hurd’s annual bonus under the MIP be increased from 112% to 120% of target based on his strong performance during 2004. At an executive session of the independent directors of our Board of Directors on February 23, 2005, the Board approved this adjustment.

During the executive session at its February 23, 2005 meeting, the Company’s Board of Directors also approved the Committee’s recommendation with respect to Mr. Hurd’s long-term incentive equity awards. Based on the Board’s approval, as of March 1, 2005, Mr. Hurd will be granted (a) options to purchase 184,094 shares of NCR common stock, and (b) 61,365 shares of restricted NCR common stock. These grants will be made pursuant to our standard Stock Option and Restricted Stock Agreements used in connection with the Company’s 2005 annual long-term incentive awards under the NCR Management Stock Plan. Copies of these equity award agreements are filed as Exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K, dated February 18, 2005.

Finally, while not a material change, at its February 23, 2005 meeting, the Board approved the Committee’s recommendation that Mr. Hurd’s 2005 base salary remain at $935,000 per year, the same level as authorized by the Board in 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: February 28, 2005	By:	/s/ Peter J. Bocian
Peter J. Bocian
Senior Vice President and Chief Financial Officer